Exhibit 21.1

Subsidiaries of the Registrant

North American Scientific, Inc., a California corporation
Theseus Imaging Corporation, a Delaware corporation
Disc Ops Corporation (formerly NOMOS Corporation), a Delaware corporation
ROCS Acquisition, Inc., a California corporation